Exhibit 10.4

PERFORMANCE SHARE AGREEMENT

FOR CHIEF EXECUTIVE OFFICER

CONAGRA BRANDS, INC. 2023 STOCK PLAN

This Performance Shares Agreement for Chief Executive Officer, hereinafter referred to as the “Agreement”, is made between Conagra Brands, Inc., a Delaware corporation (“Conagra” or the “Company”), and the Chief Executive Officer of the Company (the “Participant”).

Award Grant. Conagra hereby grants Performance Shares to the Participant under the Conagra Brands, Inc. 2023 Stock Plan, as amended (the “Plan”), as follows, effective as of the Date of Grant set forth below:

Participant:

Number of Performance Shares

(at Target Performance):

Date of Grant:

__-Year Performance Period:

Dividend Equivalents: Dividend equivalents will be paid on earned Performance Shares.

Please read this Agreement and the Plan carefully. Conagra has caused this Agreement to be executed effective as of the Date of Grant. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. If the Participant does not wish to receive the grant of Performance Shares and/or the Participant does not consent and agree to the terms and conditions on which the Performance Shares are offered, as set forth in this Agreement and the Plan, then the Participant must reject the Performance Shares no later than 11:59 p.m., Pacific Time, on the 90th calendar day following the Date of Grant by (1) indicating the Participant's rejection on the "Grant Acceptance" page of the Merrill Lynch Benefits Online website or (2) contacting the Merrill Lynch call center. The Performance Shares will only be cancelled if the Participant takes one of these affirmative actions. The Participant's failure to validly reject the Performance Shares prior to the deadline will constitute the Participant's acceptance of the Performance Shares with its terms and conditions, as set forth in this Agreement and the Plan.

CONAGRA BRANDS, INC.

By:Date:

1.Definitions. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan unless otherwise specifically defined below or elsewhere in this Agreement.

(a)“Cause” means: (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from termination by the Participant for Good Reason, as defined below) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (ii) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the Participant’s conviction of a felony or conviction of a misdemeanor that impairs the Participant’s ability to substantially perform the Participant’s duties with the Company. For the purposes of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company; and (y) any reference to the “Company” herein shall include a Successor Company, as applicable.

(b)“Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under the Company’s long term disability plan.

(c)“Letter of Agreement” means the letter agreement, dated as of August 2, 2018, by and between Conagra Brands, Inc. and Sean M. Connolly.

(d)“Normal Retirement” means the Participant’s voluntary Separation from Service with the Company on or after the Participant having attained at least age 57.

(e)“Separation from Service,” “termination of employment,” and similar terms mean the date that the Participant “separates from service” within the meaning of Code Section 409A.

(f)“Successor Company” means any successor entity to the Company in connection with and following a Change of Control.

(g)“Successors” means the beneficiaries, executors, administrators, heirs, successors and assigns of a person.

2.Performance Goals. Exhibit A to this Agreement sets for the performance goals and other terms and conditions relating to the Performance Shares. The actual number of shares earned by the Participant will be determined at the end of the Performance Period based on attainment of the performance goals and other conditions and as certified in writing by the Committee. Actual performance ranging between threshold and target (or target and maximum) will be interpolated.

3.Settlement of Performance Shares.

(a)Except as provided under Section 3(b) and Section 5 below, the Participant’s earned Performance Shares shall be settled by delivery of one share of Stock for each earned Performance Share during the calendar year in which the Performance Period ends and following the Committee’s certification in writing that the applicable performance goals have been met.

(b)The Participant’s Performance Shares will be settled earlier than the end of the Performance Period upon the Participant’s death (as provided under Section 4(b)(i)) or upon a Change of Control (as provided under Section 5).

(c)Dividend equivalents will be paid in Stock on earned Performance Shares at the same time the Performance Shares are settled. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of distribution.

(d)Fractional shares equal to or greater than one-half share shall be rounded up to the next whole share and any fractional share less than one-half shall be rounded down to the next whole share.

4.Termination of Employment.

(a)If the Participant incurs a Separation from Service with the Company prior to the end of the Performance Period for any reason other than provided in Section 4(b) below, the Performance Shares (and all dividend equivalents) subject to this Agreement shall be immediately forfeited automatically and without further notice on such Separation from Service.

(b) (i) If the Participant incurs a Separation from Service with the Company prior to the end of the Performance Period by reason of death, then (to the extent such Performance Shares have not previously been forfeited) the Performance Shares shall be deemed earned upon death and at the target performance level, without proration, and shall be settled within 2-1/2 months following the Participant’s date of death. The non-retained portion of such Performance Shares shall be forfeited upon the Participant’s Separation from Service.

(ii) If the Participant incurs a Separation from Service with the Company prior to the end of the Performance Period by reason of the Participant’s Normal Retirement, then (to the extent such Performance Shares have not previously been forfeited) the Participant shall remain eligible to earn the Performance Shares, at the performance level certified by the Committee and without pro ration. Such shares shall be deemed to be earned at the end of the Performance Period and shall be settled at the same time as other Plan participants.

(iii)If the Participant incurs a Separation from Service with the Company prior to the end of the Performance Period by reason of the Participant’s involuntary termination of employment that results in severance or supplemental unemployment payments from the Company, then the Participant shall remain eligible to earn the Performance Shares, at the performance level certified by the Committee but subject to pro ration as described in (v) below. Such shares shall be deemed to be earned at the end of the Performance Period and shall be settled at the same time as other Plan participants. The non-retained portion of such Performance Shares shall be forfeited upon the Participant’s Separation from Service.

(iv)If the Participant incurs a Separation from Service with the Company prior to the end of the Performance Period by reason of the Participant’s Disability then (to the extent such Performance Shares have not previously been forfeited) the Participant shall remain eligible to earn the Performance Shares, at the target performance level but subject to pro ration as described in (v) below. Such shares shall be deemed to be earned at the end of the Performance Period and shall be settled at the same time as other Plan participants. The non-retained portion of such Performance Shares shall be forfeited upon the Participant’s Separation from Service.

(v) For purposes of paragraphs (iii) and (iv) above, a pro rata share of the Performance Shares shall be determined by multiplying the total number of earned Performance Shares to the extent not previously forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the first day of the Performance Period and ending on the Participant’s Separation from Service and the denominator of which is the total number of calendar days during the Performance Period (rounded to the nearest whole number of Performance Shares).

5.Change of Control.

(a)If a Change of Control occurs prior to the end of the Performance Period, and the Participant has not yet earned or forfeited such Participant’s Performance Shares as of the date of such Change of Control, then the amount of the Participant’s outstanding Performance Shares shall be determined as of the Change of Control in an amount equal to the Change of Control Value. The “Change of Control Value” shall mean the volume weighted average price of the Company’s common stock on the New York Stock Exchange for the five business days immediately preceding the closing date of the Change of Control multiplied by the number of Performance Shares that would have been earned for the full Performance Period, based on the greater of (1) Company performance for the Performance Period against the target performance, calculated as if the Performance Period ended on the last day of the Company’s fiscal period that ended immediately preceding the date of the Change of Control and (2) Company performance at the targeted level for the Performance Period. In addition, the Performance Shares shall be subject to the following terms set forth below, as applicable. As used below, “Replacement Award” means an award (A) that vests or is earned based solely on the passage of time and has a value equal to the Change of Control Value, (B) that relates to U.S. publicly traded equity securities of the Successor Company in the Change of Control, (C) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (D) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(b) If no Replacement Award is provided to the Participant to replace, continue or adjust the Participant’s outstanding Performance Shares (the “Replaced Award”), the Participant will be deemed to have earned, as of the Change of Control, a cash payment equal in value to the Change of Control Value. Such cash payment, when made, will be in full satisfaction of the Performance Shares to which such payment relates. Such earned cash payment shall be paid to the Participant on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409(a)(2)(A)(v), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Participant will receive such earned cash payment on the date that would have otherwise applied pursuant to this Agreement as though such Change of Control had not occurred.

(c) If a Replacement Award is provided to the Participant to replace, continue or adjust the Replaced Award and the Participant continues employment with the Successor Company after the Change of Control through the end of the Performance Period, the Replacement Award will be deemed earned at the end of the Performance Period. The settlement of the earned Replacement Award shall be made in the shares of stock provided for in such Replacement Award during the calendar year in which the Performance Period ends and in full satisfaction of such Replacement Award.

(d) If a Replacement Award is provided to the Participant to replace, continue or adjust the Replaced Award and the Participant continues employment with the Successor Company after the Change of Control, but the Participant dies prior to the end of the Performance Period, the Replacement Award will be deemed earned as of the Participant’s death. The settlement of the earned Replacement Award shall be made in the shares of stock provided for in such Replacement Award within 2-1/2 months following the Participant’s date of death and in full satisfaction of such Replacement Award.

(e) Notwithstanding anything in this Agreement to the contrary, if a Replacement Award is provided to the Participant to replace, continue or adjust the Replaced Award and

(A) the Participant’s employment with the Successor Company is terminated by the Participant for Good Reason (as defined in the Participant’s employment agreement with the Company or the Letter of Agreement) or by the Successor Company other than for Cause, (B) the Participant terminates employment due to Normal Retirement, or (C) the Participant’s employment with the Successor Company is terminated due to Disability, in each case within a period of two years after the Change of Control but prior to the end of the Performance Period, the Replacement Award shall be deemed 100% earned at the end of the Performance Period.

The Participant will be paid such earned Replacement Award in shares of stock provided for under such Replacement Award during the calendar year in which the Performance Period ends and in full satisfaction of such Replacement Award.

(f) If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Performance Shares that, at the time of the Change of Control, are not subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A) shall be deemed to be earned at the time of such Change of Control and shall be paid in accordance with Section 5(b)’s payment timing provisions in shares of stock provided for under such Replacement Award in full satisfaction of such Replacement Award.

6.Payment of Taxes Upon Settlement. As a condition of the delivery of payment under this Agreement, the Participant agrees that the Company shall withhold a sufficient number of shares of Stock or cash from such payment for any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the Performance Shares in an amount sufficient to satisfy the minimum amount of taxes that is required to be withheld. To the extent permitted under the Plan, the Committee may allow for additional withholding of taxes.

7.Beneficiary Designation. In the case of the Participant’s death, settlement of the Participant’s Performance Shares will be made to the Participant’s designated beneficiary or, if no beneficiary is so designated, the Participant’s surviving spouse (if married) or estate (if not married).

8.Non-Transferability of Performance Shares. The Performance Shares may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the Performance Shares by using puts, calls or similar financial techniques. The Performance Shares subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Performance Shares or any related rights to the Performance Shares that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the Performance Shares or such rights, the Performance Shares and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.

9.Rights as Stockholder. The Participant, or his Successors, shall have no rights as a stockholder with respect to any Performance Shares covered by this Agreement.

10.Forfeitures and Recoupment. In addition to this Agreement, the Performance Shares and any shares of Stock issued or transferred to the Participant, or any cash paid to the Participant, pursuant to the Performance Shares shall be subject to and remain subject to any incentive compensation clawback or recoupment policies of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant and such Performance Shares, Stock or cash. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold the shares of Stock and other amounts acquired pursuant to the Performance Shares to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement and the Policy conflict, the terms of the Policy shall prevail. Relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Policy from and after the effective date thereof.

11.Adjustments Upon Changes in Capitalization. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of Performance Shares subject to this Agreement and in the other terms of these Performance Shares; provided, however, that no fractional share shall be issued upon subsequent settlement of the Performance Shares.

12.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Chicago, Illinois, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive a payment under this Agreement upon settlement of the Performance Shares shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.

13.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each Successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights that the Participant or his Successors may have in respect to the Plan or this Agreement.

14.No Right to Continued Employment. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company.

15.Resolution of Disputes. Any dispute or disagreement that should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

16.Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with or be exempt from Code Section 409A and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Code Section 409A. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Participant to the additional tax, interest or penalties that may be imposed under Code Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

17.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

18.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

19.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Performance Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.Additional Terms and Conditions.

(a)Conagra reserves the right to impose other requirements on the Performance Shares, any shares of Stock or cash acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent Conagra determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Shares and the Plan. Such requirements may include (but are not limited

to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(b)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purpose of clarification, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.